(e)(1)(ii)

SCHEDULE A

to the Amended and Restated Underwriting Agreement

ALLOCATION SCHEDULE

Defined terms used in this Schedule and not otherwise defined herein shall have the meaning assigned to them in the Underwriting Agreement of the Trust, on behalf of the Fund(s), and the Underwriter as of September 1, 2000 to which this Schedule A is attached (the “Underwriting Agreement”). As used herein the following terms shall have the meanings indicated:

CDSCs or Asset Based Sales Charges related to Class B Shares (“Shares”) of the Fund shall be allocated by the Fund among the Underwriter and any successor principal distributor of Shares of such Fund (the “Successor Underwriter”) in accordance with this Schedule A.

“Commission Share” means in respect of any Fund, each Share of such Fund, which is issued under circumstances which would normally give rise to an obligation of the holder of such Share to pay a CDSC upon redemption of such Share (including, without limitation, any Share of such Fund issued in connection with a Permitted Free Exchange) and any such Share shall continue to be a Commission Share of such Fund prior to the redemption (including a redemption in connection with a Permitted Free Exchange) or conversion of such Share, even though the obligation to pay the CDSC may have expired or conditions for waivers thereof may exist.

“Date of Original Issuance” means in respect of any Commission Share, the date with reference to which the amount of the CDSC payable on redemption thereof, if any, is computed.

“Free Share” means, in respect of any Fund, each Share of such Fund, other than a Commission Share (including, without limitation, any Share issued in connection with the reinvestment of dividends or capital gains).

“Inception Date” means in respect of any Fund, the first date on which such Fund issued Shares.

“Net Asset Value” means, (i) with respect to any Fund, as of the date any determination thereof is made, the net asset value of such Fund computed in the manner such value is required to be computed by such Fund in its reports to its shareholders, and (ii) with respect to any share of such Fund as of any date, the quotient obtained by dividing: (A) the net asset value of such Fund (as computed in accordance with clause (i) above) allocated to Shares of such Fund (in accordance with the constituent documents for such Fund) as of such date, by (B) the number of Shares of such Fund outstanding on such date.

PART I:          ATTRIBUTION OF SHARES

Shares of each Fund, which are outstanding from time to time, shall be attributed to the Underwriter and each Successor Underwriter in accordance with the following rules;

1.             Commission Shares:

(a)           Commission Shares attributed to the Underwriter shall be Commission Shares the Date of Original issuance of which occurred on or after the Inception Date of such Fund and on or prior to the last date on which the Underwriter acted as principal underwriter of Shares of such Fund.

(b)           Commission Shares attributable to any Successor Underwriter shall be Commission Shares, the Date of Original Issuance of which occurs after the last date on which the immediately preceding principal underwriter of Shares of such Fund acted as principal underwriter of Shares of such Fund and prior to the last date on which the Successor Underwriter in question acted as principal underwriter of Shares of such Fund.

(c)           A Commission Share of a particular Fund (the “Issuing Fund”) issued in consideration of the investment of proceeds of the redemption of a Commission Share of another Fund (the “Redeeming Fund”) in connection with a Permitted Free Exchange, is deemed to have a Date of Original issuance identical to the Date of Original Issuance of the Commission Share of the Redeeming Fund and any such Commission Share will be attributed to the Underwriter or any Successor Underwriter based upon such Date of Original Issuance in accordance with rules (a) and (b) above.

(d)           A Commission Share redeemed (other than in connection with a Permitted Free Exchange) or converted to a class A share is attributable to the Underwriter or any Successor Underwriter based upon the Date of Original Issuance in accordance with rule (a), (b) and (c) above.

2.             Free Shares:

Free shares of a Fund outstanding on any date shall be attributed to the Underwriter or any Successor Underwriter, as the case may be, in the same proportion that the Commission Shares of such Fund outstanding on such date are attributed to it on such date; provided that if the Transfer Agent is able to produce monthly reports which track the Date of original Issuance for the Commission Shares related to such Free Shares, then the Free Shares shall be allocated pursuant to clause 1(a), (b) and (c) above.

PART II:                ALLOCATION OF CDSCS (“CDSCS”)

CDSCs Related to the Redemption of Commission Shares:

CDSCs in respect of the redemption of Commission Shares shall be allocated to the Underwriter or any Successor Underwriter depending upon whether the related redeemed Commission Share is attributable to such Underwriter or Successor Underwriter, as the case may be, in accordance with Part I above.

PART III:               ALLOCATION OF ASSET BASED SALES CHARGES

Assuming that the Asset Based Sales Charge remains constant over time and among Funds so that Part IV hereof does not become operative:

1.             The portion of the aggregate Asset Based Sales Charges accrued in respect of all Shares of all Funds during any calendar month allocable to the Underwriter or any Successor Underwriter is determined by multiplying the total of such Asset Based Sales Charges by the following fraction:

(A  +  C) /2

(B  +  D) /2

where:

A	=	The aggregate Net Asset Value of all Shares of all Funds attributed to such Underwriter or Successor Underwriter, as the case may be, and outstanding at the beginning of such calendar month

B	=	The aggregate Net Asset Value of all Shares of all Funds at the beginning of such calendar month

C	=	The aggregate Net Asset Value of all Shares of all Funds attributed to such Underwriter or Successor Underwriter, as the case may be, and outstanding at the end of such calendar month

D	=	The aggregate Net Asset Value of all Shares of all Funds at the end of such calendar month

2.             If the Program Administrator reasonably determines that the Transfer Agent is able to produce automated monthly reports which allocate the average Net Asset Value of the Commission Shares (or all Shares if available) of all Funds among the Underwriter and any Successor Underwriter in a manner consistent with the methodology detailed in Part I and Part III (l) above, the portion of the Asset Based Sales Charges accrued in respect of all such Shares of all Funds during a particular calendar month will be allocated to such Underwriter or Successor Underwriter by multiplying the total of such Asset Based Sales Charges by the following fraction:

(A) / (B)

where.

A	=	Average Net Asset Value of all such Shares of all Funds for such calendar month attributed to such Underwriter or Successor Underwriter, as the case may be

B	=	Total average Net Asset Value of all such Shares of all Funds for such calendar month

PART IV:               ADJUSTMENT OF THE UNDERWRITER’S OR SUCCESSOR UNDERWRITER’S SHARE OF ASSET BASED SALES CHARGES AND CDSCS

The Parties to the Underwriting Agreement recognize that, if the terms of the Underwriting Agreement, any Distribution Plan, any Prospectus, the Conduct Rules or any other Applicable Law change, which change disproportionately reduces, in a manner inconsistent with the intent of the Underwriting Agreement and this Schedule A, the amount of the Underwriter’s or the Successor Underwriter’s share of Asset Based Sales Charges and CDSCs that would have been payable had no such change occurred, this Allocation Schedule should be adjusted by agreement among the Fund, the Underwriter and each Successor Underwriter to conform with such intent taking into account such change; provided, however, if the Fund, the Underwriter and the Successor Underwriters cannot agree within thirty (30) days after the date of any such change in Applicable Laws or in any Underwriting Agreement, Distribution Plan, Prospectus or the Conduct Rules, the Parties shall submit the question to arbitration in accordance with the commercial arbitration rules of the American Arbitration Association and the decision reached by the arbitrator shall be final and binding on the Parties hereto.